CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement of Neuberger Berman Equity Funds, and to the incorporation by reference of our report dated October 7, 2005 for the Neuberger Berman Manhattan Fund, Neuberger Berman Millennium Fund, Neuberger Berman Regency Fund and the Neuberger Berman Socially Responsive Fund, each a series of Neuberger Berman Equity Funds included in the August 31, 2005 Annual Report to Shareholders of Neuberger Berman Equity Funds.





                                         /s/ TAIT, WELLER & BAKER LLP

PHILADELPHIA, PENNSYLVANIA
JANUARY 25, 2006